Exhibit 99.1

Altaba Announces Liquidating Distribution of $0.75 Per Share

NEW YORK, May 27, 2022—(BUSINESS WIRE)—Altaba Inc. (“Altaba” or the “Fund”) today announced that on Friday, May 27, 2022, the Board approved a liquidating distribution of $0.75 per share of the Fund’s common stock, par value $0.001 per share, or $389,633,524 in the aggregate (the “Liquidating Distribution”), which will be payable on June 7, 2022.

As previously announced, at a special meeting of stockholders held on June 27, 2019, stockholders of the Fund approved a Plan of Complete Liquidation and Dissolution (the “Plan”), pursuant to which, the Fund filed a certificate of dissolution with the Secretary of State of the State of Delaware to dissolve the Fund on October 4, 2019.

On May 28, 2020, as part of the Fund’s court-supervised wind-up proceedings pursuant to Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”) pending before the Court of Chancery of the State of Delaware (the “Chancery Court”), the Fund filed a verified petition for determinations pursuant to Section 280 of the DGCL (the “Chancery Action”). On June 18, 2020, the United States Department of Justice (the “DOJ”), on behalf of the United States Internal Revenue Service (the “IRS”), filed a Notice of Removal in the Chancery Court removing claims of the IRS in the Chancery Action to the United States District Court for the District of Delaware (the “District of Delaware”). The Fund, together with the DOJ, filed with the District of Delaware a Joint Motion Regarding Claims Raised by Claimant the Internal Revenue Service, following which the District of Delaware entered an order on October 26, 2020 (the “Order”) establishing a separate account in the Fund’s name with the purpose of holding an agreed upon amount as security for the claims asserted by the IRS (the “Agreed Security Amount”).

On May 17, 2022, the Fund filed with the Chancery Court a Motion for Certain Distributions to Stockholders (the “Requested Distributions Order”), and the Chancery Court subsequently granted the Requested Distributions Order, that authorized the Fund to make a cash distribution to stockholders in the amount of $363,585,255, which is the amount by which the Fund’s assets exceed the aggregate security amount required to be retained by the Fund as set forth in the Chancery Court’s April 18, 2022 Memorandum Opinion. During the second quarter of 2022, the IRS approved a reduction to the Agreed Security Amount of approximately $18.1 million. In addition, there were certain other refunds received that are available for distribution. In determining the aggregate amount to be distributed in the Liquidating Distribution, the Board also took into consideration proposed legislation changes and other contingencies affecting the Fund to determine the amount of funds to authorize for distribution.

The Liquidating Distribution represents a partial distribution of the remaining assets of the Fund. Further information regarding the amount and timing of any subsequent liquidating distributions to stockholders will be provided in subsequent press releases or filings with the SEC as such information becomes available.

About Altaba

Altaba is an independent, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. The Fund’s assets primarily consist of a mix of cash and cash equivalents.

Prior to June 16, 2017, Altaba was known as “Yahoo! Inc.” Altaba was created from Yahoo! Inc. after the sale of its operating businesses, at which time Yahoo! Inc. reorganized as an investment company, was renamed Altaba Inc., and began trading under the Nasdaq ticker symbol AABA.

Visit www.altaba.com for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements concerning the Fund’s liquidation and dissolution pursuant to the Plan. Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend” or similar expressions are intended to identify forward-looking statements. These statements are not statements of historical facts and do not reflect historical information. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Such risks and uncertainties relate to, among other things: the availability, timing and amount of liquidating distributions; the amounts that will need to be set aside by the Fund; the adequacy of such reserves to satisfy the Fund’s obligations; the ability of the Fund to favorably resolve certain potential tax claims, litigation matters and other unresolved contingent liabilities of the Fund; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; and the incurrence by the Fund of expenses relating to the liquidation and dissolution. Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section “Principal Risks” in the certified shareholder report of registered management investment companies we filed with the SEC on February 11, 2022. Please carefully consider these factors, as well as other information contained in the Proxy Statement, and in the Fund’s periodic reports and documents filed with the SEC. The forward-looking statements included in this document are made only as of the date hereof.

The Fund does not undertake any obligation to update or supplement such forward-looking statements to reflect events or circumstances after the date hereof, except as required by law. Because the Fund is an investment company, the forward-looking statements and projections in this press release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Contact:

Becky Shires

altabair@altaba.com